                                                                      Exhibit 11

                       Aon Corporation and Subsidiaries

                 CONSOLIDATED NET INCOME PER SHARE COMPUTATION


(millions except per share data)

                                               Second Quarter Ended      Six Months Ended
                                               --------------------    --------------------
                                               June 30,    June 30,    June 30,    June 30,
                                                 1996        1995        1996        1995
                                               --------    --------    --------    --------
EARNINGS PER SHARE
  Net income...............................     $ 86.3      $ 98.7      $205.2      $209.9
  Preferred stock dividends................        5.1         6.8        10.2        13.6
                                                ------      ------      ------      ------
    Net income less preferred stock
     dividends.............................     $ 81.2      $ 91.9      $195.0      $196.3
                                                ======      ======      ======      ======

  Average common shares issued.............      111.5       110.6       111.5       110.6
  Net effect of treasury stock activity....       (2.9)       (2.8)       (3.0)       (2.6)
  Net effect of dilutive stock compensation
   plans based on the treasury stock method        1.2         0.6         1.3         0.6
  Average common and common equivalent          ------      ------      ------      ------
   shares outstanding......................      109.8       108.4       109.8       108.6
                                                ======      ======      ======      ======
Net income per share.......................     $ 0.74      $ 0.85      $ 1.78      $ 1.81
                                                ======      ======      ======      ======

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